Exhibit 99.1

NEWS RELEASE for March 25, 2004 at 7:30 AM EST

Contact:	Allen & Caron Inc Mike Mason (investors) 212-691-8087 michaelm@allencaron.com	Len Hall (media) 949-474-4300 len@allencaron.com	CardioGenesis Michael Quinn CEO 714-649-5000

CARDIOGENESIS ANNOUNCES STATUS OF PMR SUBMISSION

FDA Unable to Reach Favorable Decision; Company Focused on Minimally Invasive
TMR Initiatives

FOOTHILL RANCH, CA (March 25, 2004) . . . CardioGenesis Corporation (OTCBB: CGCP.OB), the worldwide leader in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Revascularization (PMR), today announced that the U.S. Food and Drug Administration was unable to reach a favorable outcome on the Company’s supplemental premarket approval application (PMA) for PMR following a meeting earlier this month with the agency’s Center for Devices and Radiological Health. The meeting was held as part of the interactive review process for the PMR application.

The Company expects to meet with the FDA in the near future in order to clarify any needs for additional clinical data on PMR. The Company has determined not to proceed to a Medical Devices Dispute Resolution Panel review of the application at this time, although that option remains available.

CardioGenesis Chairman, President and CEO Michael J. Quinn stated that while he was disappointed, the Company has been working for the past year on minimally invasive surgical tools to increase the patient population eligible to receive laser myocardial revascularization – regardless of how the FDA might rule on PMR. He noted that as a result of the Company’s concentration on its TMR business throughout the past year, CardioGenesis achieved profitability in the fourth quarter of 2003 based largely on the success and growth of TMR.

“While there is definitely a scientific disagreement between prominent experts speaking on behalf of PMR and the FDA experts, we are committed to supporting PMR in Europe, Canada, Australia and the other countries where PMR is approved,” Quinn said.

“We have an ongoing base of clinical support for PMR outside the U.S. that continues to treat patients and collect data. We are committed to our current customers and to providing PMR to patients in need,” Quinn added. “As for TMR, our team is focused on growing that business in the cardiac surgery market with new products, techniques and impressive new five-year clinical data and

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CARDIOGENESIS ANNOUNCES STATUS OF PMR SUBMISSION
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we have made great strides in the past year. TMR is the core of our business and we are working with innovative surgeons to identify additional new opportunities that will fuel growth now and in the future.”

About CardioGenesis Corporation

     CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. The CardioGenesis TMR procedure, which is marketed in the U.S. and around the world, has been shown to reduce angina and improve the quality of life in patients with coronary artery disease. The Company’s minimally invasive Percutaneous Myocardial Revascularization (PMR) procedure is currently being marketed in Europe and other international markets.

     For more information on the Company and its products, please visit the CardioGenesis website at www.cardiogenesis.com. For investor relations information, visit the CardioGenesis pages in the “Client” section of the Allen & Caron Inc web site at www.allencaron.com.

     Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause CardioGenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2003, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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